Exhibit 99.1

STRYKER COMPLETES SALE OF PHYSIOTHERAPY ASSOCIATES TO

WATER STREET HEALTHCARE PARTNERS FOR APPROXIMATELY $150 MILLION

Kalamazoo, Michigan -- June 4, 2007 -- Stryker Corporation (NYSE:SYK) announced today that it has completed the sale of its outpatient physical therapy business, Physiotherapy Associates, to Water Street Healthcare Partners, a Chicago-based private equity firm focused exclusively on the healthcare industry, for approximately $150 million in cash.

Water Street has also committed additional equity capital with the expectation of accelerating Physiotherapy Associates' growth and further building its market position through acquisitions.  Physiotherapy Associates, which will retain its name, provides a wide array of outpatient physical therapy services, such as general orthopaedics, spinal care and neurological rehabilitation, through 475 clinics in 31 states.

"Physiotherapy Associates has been an important contributor to Stryker's growth.  As we focus our efforts on the medical technology market, we believe that Physiotherapy will be even more successful under the ownership of a party focused on healthcare services," said Stephen P. MacMillan, President and Chief Executive Officer. "We are pleased that Water Street intends to continue Physiotherapy's legacy of outstanding patient care.  We have confidence that Physiotherapy's employees and patients will benefit from Water Street's leadership, experience and industry knowledge."

Kip Kirkpatrick, a partner with Water Street, commented, "Physiotherapy Associates is very well regarded for the high caliber of its physical therapists and quality of care.  We will further build on this foundation by pursuing acquisitions of small to mid-size physical therapy companies so as to extend Physiotherapy Associates' services to new markets and offer consistent, high-quality care that is difficult to find in today's highly fragmented market."

"Physiotherapy Associates has a significant advantage," said Jim Connelly, a partner with Water Street.  "It differentiated itself by successfully attracting and retaining high-quality and experienced physical therapists throughout the country.  This is one of the key reasons it has attained such a strong reputation in the industry.  We firmly believe that by further investing in Physiotherapy Associates' strong clinical services and seeking opportunities to further extend those services, we can meet a tremendous market need, which is to provide a growing number of people with access to consistent, high-quality care no matter where they live."

The sale of Physiotherapy Associates will result in a second quarter 2007 gain of approximately $22 million to $26 million (net of income taxes), or $.05 to $.06 per diluted share.

Under the terms of the sale agreement, Stryker will retain responsibility for certain cash damages to be paid in connection with the previously announced investigation of Physiotherapy Associates' billing and coding practices by the United States Department of Justice.  The Company's liability for such damages has been fixed under the sale agreement, with interest to be accrued through the date of payment.  Liabilities previously recorded by the Company are sufficient to cover these obligations through the date of sale.  The Company will continue to fully cooperate with the Department of Justice until this matter is ultimately resolved.

Physiotherapy Associates' sales, operating income and net earnings were $258.4 million, $10.7 million and $6.3 million, respectively, for 2006, representing decreases of 2%, 41% and 43%, respectively, compared to sales of $262.6 million, operating income of $18.0 million and net earnings of $11.1 million for 2005.

After reflecting Physiotherapy Associates as a discontinued operation, Stryker Corporation's financial results from continuing operations for each quarter of 2007 and 2006 and for the years ended December 31, 2006 and 2005 on both a reported basis and an adjusted basis to exclude the impact of charges to write-off purchased in-process research and development in 2006 and 2005 and to recognize the income tax expense associated with the repatriation of foreign earnings in 2005 are as follows (in millions, except per share amounts):

	Quarter Ended					Year Ended
	2007	2006				December 31
	March 31	December 31	September 30	June 30	March 31	2006	2005
Net sales	$1,425.5	$1,400.4	$1,231.1	$1,261.8	$1,253.9	$5,147.2	$4,608.9
Reported net earnings	241.8	226.7	187.0	212.1	145.6	771.4	632.5
Adjusted net earnings	241.8	226.7	187.0	212.1	198.3	824.1	675.8
Reported diluted net
earnings per share	.58	.55	.45	.52	.35	1.87	1.54
Adjusted diluted net
earnings per share	.58	.55	.45	.52	.48	2.00	1.65

Outlook For 2007

The Company's outlook for 2007 continues to be optimistic regarding underlying growth rates in orthopaedic procedures and sales growth rates in the Company's broadly based range of products in orthopaedic and other medical specialties, despite the potential for continued pricing pressure in certain markets. The Company projects that diluted net earnings per share from continuing operations will approximate $.61 and $2.40 for the second quarter and full year of 2007, respectively, representing increases of 17% and 20% over adjusted diluted net earnings per share from continuing operations of $.52 and $2.00 for the second quarter and full year of 2006, respectively.  The Company's financial forecast for 2007 continues to include a constant currency sales increase in the range of 11% to 13% for the full year of 2007 as a result of growth in shipments of Orthopaedic Implants and MedSurg Equipment. If foreign currency exchange rates hold near current levels, the Company anticipates a favorable impact on net sales of approximately 0.5% to 1.5% for the full year of 2007.

Stryker Corporation is one of the world's leading medical technology companies with the most broadly based range of products in orthopaedics and a significant presence in other medical specialties.  Stryker works with respected medical professionals to help people lead more active and more satisfying lives.  The Company's products include implants used in joint replacement, trauma, craniomaxillofacial and spinal surgeries; biologics; surgical, neurologic, ear, nose & throat and interventional pain equipment; and endoscopic, surgical navigation, communications and digital imaging systems; as well as patient handling and emergency medical equipment.  The Company's website address is www.stryker.com.

Water Street Healthcare Partners is a Chicago-based private equity firm focused exclusively on building market leadership companies in the healthcare industry.  Leveraging its financial and operating expertise, deep industry knowledge, and extensive network of contacts, Water Street proactively sources and invests in middle market companies to accelerate growth and significantly increase value, with a particular expertise in corporate divestitures from the world's leading healthcare companies including Johnson & Johnson, Smith & Nephew and DuPont.  Water Street's team is comprised of highly experienced industry leaders and private equity professionals who have worked together for more than 10 years and whose investments include:  Medex Corporation, AbilityOne Corporation, Kendro Laboratory Products and AccessMediQuip.  For more information about Water Street, visit www.wshp.com.

STRYKER CONTACT:		Katherine A. Owen
Vice President, Strategy and Investor Relations
269/385-2600

WATER STREET CONTACTS:	media:	Kelly Zitlow
847/858-5230
all other inquiries:		Kip Kirkpatrick
312/506-2906